    Exhibit 19.1
Insider Trading Compliance Policy
I.The Reasons for an Insider Trading Policy
The Federal securities laws prohibit the purchase or sale of securities by persons on the basis of material, non-public information about a company, as well as the disclosure of material, non-public information about a company to others who then trade in the company’s securities. Such transactions are commonly known as “insider trading.” Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Ouster, Inc. (“Company” or “Ouster”), its subsidiaries, as well as that of all persons affiliated with the Company.
Insider trading can be punished by civil sanctions, involve criminal prosecution, or both and the penalties for violating insider trading laws may include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by Ouster “Insider Trading Compliance Policy” (the “Policy”), and its violation may result in disciplinary sanctions, including termination of employment for cause.
The Company’s Board of Directors has adopted this Policy both to satisfy the Ouster’s obligations to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company, not just so-called “insiders.”
Accordingly, this Policy applies to all officers1, directors, employees, contractors, and consultants of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees, contractors, and consultants of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every Covered Person must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel or his or her delegate (the “Compliance Person”).
This Policy consists of seven sections:
1 For purposes of this Policy, “officer” has the meaning of the term in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, which means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

•Section I provides an overview;
•Section II sets forth the policies of the Company prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy; and
•Section VI explains Rule 10b5-1 trading plans; and
•Section VII refers to the execution and return of a certificate of compliance.
II.    Statement of Policies Prohibiting Insider Trading
No Covered Person shall purchase, sell, gift or otherwise transfer any security of the Company while in possession of material, non-public information about the Company. In addition, no Covered Person shall purchase, sell, gift or otherwise transfer any security of any other company, while in possession of material, non-public information about the other company if such information is obtained in the course of the Covered Person’s employment or service with the Company.
These prohibitions do not apply to:
•purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that all gift transactions involving Company securities are subject to pre-clearance;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below;
•purchases or sales of the Company’s securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K that (i) was entered into outside of a black-out period and while the Covered Person was unaware of any material, non-public information, (ii) has been pre-cleared by the Compliance Person and (iii) has not been modified after such initial pre-clearance without such amendment or modification being pre-cleared in advance by the Compliance Person; or
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options).
In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis. In communicating material, non-public information to employees of the Company, Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
III.    Explanation of Insider Trading
“Insider trading” refers to the purchase or sale of a security while in possession of “material” and “non-public” information relating to the security or its issuer.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, pledging and margin loans, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
A.    Materiality
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, joint ventures or dispositions;
•major new products or product developments or developments with major customers;
•important business developments, such as developments regarding strategic collaborations;
•developments regarding the Company’s intellectual property portfolio;
•significant incidents involving cybersecurity or data protection;
•management or control changes;
•significant financing developments, including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.    Non-Public Information
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call, public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website or other Regulation FD-compliant method.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
For the purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Compliance Person.

IV.    Statement of Procedures Preventing Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and designated employee is required to follow these procedures.
A.    Pre-Clearance of All Trades by All Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated in Attachment A, as may be amended from time to time by the Board of Directors, the Compliance Person or Chief Financial Officer (each, a “Pre-Clearance Person”), must be pre-cleared by the Company’s Compliance Person. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with SEC rules or applicable law.
A request for pre-clearance must be made in writing at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be transacted. In addition, unless otherwise determined by the Compliance Person, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Person) that he, she or it is not aware of material, non-public information about the Company. The Compliance Person shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Compliance Person or persons or entities subject to this Policy as a result of their relationship with the Compliance Person. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Person (or the Chief

Financial Officer, in the case of the Compliance Person or persons or entities subject to this Policy as a result of their relationship with the Compliance Person). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the Compliance Person or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
B.    Black-Out Periods
Additionally, no officer, director or other employee designated in Attachment A, as may be amended from time to time by the Board of Directors, the Company’s General Counsel or the Chief Financial Officer, shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. Accordingly, the start of the quarterly black-out periods are as follows:

Black-Out Period Start Date	Quarter End Date
March 17	March 31
June 16	June 30
September 16	September 30
December 17	December 31
Exceptions to the black-out period policy may be approved only by the Company’s General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this Policy as a result of their relationship with a director, the Board of Directors).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Financial Officer or the General Counsel may issue a “stop trading” order, despite the existence of an open trading window, should circumstances warrant because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the “stop trading” order is in effect, and should not disclose to others that the Company has suspended trading. Any stop trading order will remain effective until revoked by the General Counsel.
In order to assist applicable individuals in complying with this Policy, the Company will deliver an email (or other communication) notifying all persons subject to the trading restrictions when a quarterly black-out period has begun or a “stop trading” order has been issued and when such period has ended. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve persons subject to black-out or “stop trading” restrictions of their obligation to only trade in the Company’s securities in full compliance with this Policy.
C.    Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, the restrictions set forth in “Statement of Policies Prohibiting Insider Trading” above continue to apply until that information has become public or is no longer material.
V.    Additional Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:
A.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.
In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on material, non-public information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on or in any other organized market or on an over-the-counter market, are prohibited by this Policy.
C.    Hedging Transactions
Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause a Covered Person to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.
D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
F.    Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.    Rule 10b5-1 Trading Plans
A.    Overview
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect a Covered Person from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock entered into in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the Company’s

Compliance Person, who may impose such conditions on the implementation and operation of the Trading Plan as the Compliance Person deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Trading Plan, not the Company or the Compliance Person.
Trading Plans do not exempt individuals subject to Section 16 of the 1934 Act from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A Covered Person may enter into a Trading Plan only in good faith and only when he or she is not in possession of material, non-public information, and only outside black-out periods. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company to file the required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Compliance Person or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Covered Persons may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time, provided that such Trading Plan:
•has been submitted to and pre-approved by the Compliance Person;
•includes a “Cooling-Off Period” for
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oemployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a black-out period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Person may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Person deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Compliance Person. For example, you may have one later-commencing Trading Plan if trading is not authorized to begin until after all trades under the earlier Trading Plan are completed or expired. Please note that, in such case, the individual seeking pre-approval should provide copies of both the proposed later-commencing Trading Plan and the existing Trading Plan in connection with the pre-approval request.
For clarity, the requirements of this Section VI.A do not apply to any Trading Plan entered into by a private equity firm or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.
B.    Termination of and Modifications to Trading Plans
Termination of Trading Plans should occur only in unusual circumstances. Effectiveness of any termination or modification of a Trading Plan will be subject to the prior review and approval of the Compliance Person. Termination is effected upon written notice to the broker.
A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to pre-approval by the Compliance Person and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period (as described in Section VI.A above).
Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Person or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

C.    Discretionary Plans
Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Person.
The Compliance Person of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.
D.    Trades Outside of a Trading Plan
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
E.    Prohibited Transactions
The transactions prohibited under Section V of this Policy, including, among others, short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
F.    Interpretation, Amendment, and Implementation of this Policy
The General Counsel shall have the authority to interpret and make immaterial updates to this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include waivers to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by General Counsel.
Actions taken by the Company, the General Counsel, the Compliance Person, the Chief Financial Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
VII.    Execution and return of Certification of Compliance
    All Covered Persons subject to this Policy may be asked to periodically certify their compliance with the terms and provisions of this Policy.
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Effective Date: October 30, 2025